Exhibit 1 (c)

                    RESOLUTION OF THE BOARD OF DIRECTORS FOR
                       GLENBROOK LIFE AND ANNUITY COMPANY
                              AUTHORIZING MERGER OF
               GLENBROOK LIFE AND ANNUITY VARIABLE ANNUITY ACCOUNT
                   AND GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT
               INTO GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT


                  BE IT RESOLVED, that the Glenbrook Life and Annuity Company ("Company"), pursuant to the provisions of Section 536.01 of the Arizona Insurance Code, hereby authorizes, the transfer and merger of the separate accounts designated Glenbrook Life and Annuity Variable Annuity Account and Glenbrook Life Scudder Variable Account into Glenbrook Life Multi-Manager Variable Account (hereafter "Multi-Manager Account").

         BE IT FURTHER RESOLVED, that Multi-Manager Account, including the variable annuity contracts ("Contracts") previously issued through the Glenbrook Life and Annuity Variable Annuity Account and Glenbrook Life Scudder Variable Account, will be subject to the Resolution of the Board of Directors of the Company authorizing establishment of the Multi-Manager Account.

         BE IT FURTER RESOLVED, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

         I FURTHER CERTIFY, that the foregoing is in full force and effect as of the date hereof and this it is not in conflict with any of the provisions of the by-laws or charter of this Corporation.

         IN WITNESS WHEREOF, I set my hand and affix the official seal of said corporation on this 12th day of March, 2004.



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President                                          Secretary



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